As filed with the Securities and Exchange Commission on February 13, 2007

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

AMENDMENT No. 2
TO
FORM S-8
Registration Statement
Under
The Securities Act of 1933

______________________

STIFEL FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1273600 (I.R.S. Employer (Identification Number)
501 North Broadway St. Louis, Missouri (Address of principal executive offices)	63102 (Zip Code)

______________________

STIFEL FINANCIAL CORP. 2001 INCENTIVE STOCK PLAN

DAVID M. MINNICK, ESQ.
General Counsel
Stifel Financial Corp.
501 North Broadway
St. Louis, Missouri 63102

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (314) 342-2000

______________________

Copy to:

ROBERT M. LAROSE, ESQ.
Thompson Coburn LLP
One Firstar Plaza
St. Louis, Missouri 63101
(314) 552-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.15 par value	2,000,000 shares	$46.23	$92,460,000	$9,893.22

(1) Includes one attached Preferred Share Purchase Right per share.

(2) Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Section 457(h), based upon the average of the high and low sale prices of common stock, $0.15 par value, of the Registrant as reported on the New York Stock Exchange on February 9, 2007.

______________________

STIFEL FINANCIAL CORP
2001 INCENTIVE STOCK PLAN
Amendment No. 2

EXPLANATORY NOTE

This Amendment No. 2 to Registration Statement on Form S-8 is being filed by Stifel Financial Corp. (the "Registrant") in connection with the registration of an additional 2,000,000 shares of common stock, $0.15 par value per share ("Common Stock"), for issuance to participants under the Stifel Financial Corp. 2001 Incentive Stock Plan (the "Plan"). The contents of the Registration Statements on Form S-8 (Reg. No. 333-82328 & Reg. No. 333-105756) filed by the Registrant with the Securities and Exchange Commission (the "Commission") on February 7, 2002 and June 2, 2003, are incorporated herein by reference.

The board of directors of the Registrant amended and restated the Plan in August 2005, and such amendment and restatement was approved by the Registrant's stockholders on October 26, 2005. In addition to reserving an additional two million (2,000,000) shares of the Registrant's Common Stock for issuance under the Plan, this amendment and restatement of the Plan increased the maximum number of shares that may be issued to an individual in any calendar year from 133,000 shares to 200,000 shares, and increased the trigger for change of control events from 15% to 20%. The Plan, as amended and restated, is attached as Appendix I to the Registrant's Proxy Statement on Schedule 14A (File No. 001-09305), filed by the Registrant with the Commission on September 28, 2005, and is hereby incorporated by reference into this registration statement.

Item 8. Exhibits.

See Exhibit Index on page 5 hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 2 to Registration Statements (Reg. No. 333-82328 & Reg. No. 333-105756) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on February 13, 2007.

STIFEL FINANCIAL CORP.

By /s/ Ronald J. Kruszewski

Ronald J. Kruszewski
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Ronald J. Kruszewski Ronald J. Kruszewski Principal Executive Officer	Chairman of the Board, President, Chief Executive Officer, and Director	February 13, 2006
/s/ James M. Zemlyak James M. Zemlyak Principal Financial Officer and Principal Accounting Officer	Senior Vice President, Chief Financial Officer, Treasurer, and Director	February 13, 2006
/s/ Robert J. Baer Robert J. Baer	Director	February 13, 2006
/s/ Bruce A. Beda Bruce A. Beda	Director	February 13, 2006
/s/ Charles A. Dill Charles A. Dill	Director	February 13, 2006
/s/ John P. Dubinsky John P. Dubinsky	Director	February 13, 2006
/s/ Richard F. Ford Richard F. Ford	Director	February 13, 2006
/s/ Frederick O. Hanser Frederick O. Hanser	Director	February 13, 2006
/s/ Richard J. Himelfarb Richard J. Himelfarb	Director	February 13, 2006
* Robert E. Lefton	Director	February 13, 2006
/s/ Scott B. McCuaig Scott B. McCuaig	Director	February 13, 2006
/s/ Thomas P. Mulroy Thomas P. Mulroy	Director	February 13, 2006
/s/ James M. Oates James M. Oates	Director	February 13, 2006
/s/ Joseph A. Sullivan Joseph A. Sullivan	Director	February 13, 2006

*By /s/ Ronald J. Kruszewski
Ronald J. Kruszewski
Attorney-in-fact

Ronald J. Kruszewski, by signing his name hereto, does sign this document on behalf of the individuals named above, pursuant to a power of attorney duly executed by such individuals, previously filed as Exhibit 24.1 to the Registration Statement on Form S-8 filed on February 7, 2002.

EXHIBIT INDEX
Exhibit No.	Description
4.1(a)

Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on June 1, 1983, incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, as amended (Registration File No. 2-84232) filed July 19, 1983.

4.1(b)

Amendment to Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on May 11, 1987, incorporated herein by reference to Exhibit 3(a)(2) to the Company's Annual Report on Form 10-K (File No. 1-9305) for the fiscal year ended July 31, 1987.

4.1(c)

Amendment to Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on November 28, 1989, incorporated herein by reference to Exhibit 3(a)(4) to the Company's Annual Report on Form 10-K (File No. 1-9305) for the fiscal year ended July 27, 1990.

4.2	Amended and Restated By-Laws of the Company, incorporated herein by reference to Exhibit 3(b)(1) to the Company's Annual Report on Form 10-K (File No. 1-9305) for the fiscal year ended July 30, 1993.
5.1	Opinion of Thompson Coburn as to the legality of the securities being registered.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Thompson Coburn (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page hereto).**
99.1

Stifel Financial Corp. 2001 Incentive Stock Plan, attached as Appendix I to the Registrant's Proxy Statement on Schedule 14A (File No. 001-09305), filed by the Registrant with the Commission on September 28, 2005, and incorporated herein by reference.

* Filed herewith

** Previously filed